UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 3, 2013

CPI CORP.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

1-10204	43-1256674
(Commission File Number)	(I.R.S. Employer Identification No.)

1706 Washington Ave., St. Louis, Missouri	63103
(Address of Principal Executive Offices)	(Zip Code)

(314) 231-1575
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

1.01 Entry into a Material Definitive Agreement

On April 5, 2012, CPI Corp. (the “Company”) entered into a Bill of Sale with its wholly-owned subsidiaries, CPI Canadian Images, an Ontario partnership (“CPI Canada”) and Consumer Programs Incorporated, under which CPI Canada purchased certain assets of the Company and Consumer Programs Incorporated related to the Company’s business operations in Canada, consisting primarily of certain equipment, software and other inventory.  The consideration for these assets was $1,642,221.66.

1.02 Termination of a Material Definitive Agreement

On April 5, 2013, the Company received notice from Sears, Roebuck and Co. (“Sears”) that Sears was terminating the License Agreement dated January 1, 2009 between Sears, as licensor, and Consumer Programs Incorporated, and the Company (the “License Agreement”) due to the Company’s cessation of operations in numerous Sears stores.  The Company operated all of its Sears studios in the United States under the License Agreement.

On April 5, 2013, the Company received notice from Toys “R” Us – Delaware (“TRU”) demanding payment for the $568,443 Maintenance Fee owed by the Company to TRU under that certain Amended and Restated License Agreement dated December 23, 2005 by and between TRU and the Company, as amended (the “TRU License Agreement”).  The notice also stated that pursuant to Section 7(e) of the TRU License Agreement, the TRU License Agreement will terminate on April 14, 2013.  The Company operated most of its Kiddie Kandids studios in the United States under the TRU License Agreement.  On April 8, 2013, the Company received notice from Wal-Mart East, LP ("Wal-Mart East") Wal-Mart Stores, Inc. (“Wal-Mart”), Wal-Mart Stores Louisiana, LLC (“Wal-Mart Louisiana”) and Wal-Mart Stores Texas. LP (“Wal-Mart Texas” and with Wal-Mart East, Wal-Mart, Wal-Mart Louisiana and Wal-Mart Texas, collectively, the “Landlord”) of their termination of the Lease Agreement by and between the Landlord and the Company effective as of June 8, 2007 (the “Wal-Mart Lease Agreement”).  The Company operated all of its Wal-Mart studios in the United States under the Wal-Mart Lease Agreement. The Landlord terminated the Wal-Mart Lease Agreement  because the Company ceased operations of its studios in Wal-Mart stores.  The Landlord expects the Company to remove all of its property from its studios in the Wal-Mart stores and if the Company fails to remove all property from its locations, then it would be required to pay Wal-Mart East $8,000 per leased space.

On April 8, 2013, the Company received notice from Wal-Mart Stores East that the Company is in breach of Section 6.2B of the Master Relationship Agreement by and between Wal-Mart East and the Company effective as of June 8, 2007 for ceasing operations of its stores in Wal-Mart locations.    Wal-Mart East noted that if the Company did not remove all property from its locations, then it would be required to pay Wal-Mart East $8,000 per leased space.

Item 2.05 Costs Associated with Exit or Disposal Activities

On April 3, 2013, the Board of Directors of the Company authorized the permanent closure of all of its studio and store operations located in the United States  and Puerto Rico effective as April 3, 2013.   No Canadian studios or stores are expected to be closed in connection with this action.  As a result of the store and studio closures, the Company expects to terminate approximately 4,332 employees and transfer approximately 50 employees to the employment of CPI Corp., an unlimited liability company organized under the laws of Nova Scotia, CPI Portrait

Studios of Canada Corp., an unlimited liability company organized under the laws of Nova Scotia, and CPI Canada.

The Company is presently unable to reasonably estimate the costs that it would expect to incur in connection with these actions.

Item 8.01 Other Events

The information set forth in Item 2.05 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPI CORP.

April 8, 2013
	By:	/s/ Dale Heins
Name: Dale Heins Title: EVP Finance/CFO/Treasurer